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Exhibit 4.7

CUSIP No. 42703XAC3

10 3/4% Series B Senior Secured Notes due 2008

No. 001	$46,900,000.00

HERBST GAMING, INC.

promises to pay to CEDE & Co.,

or registered assigns,

the principal sum of FORTY SIX MILLION NINE HUNDRED THOUSAND and 00/100

Dollars on September 1, 2008.

Interest Payment Dates: March 1 and September 1

Record Dates: February 15 and August 15

Dated: January 22, 2002

HERBST GAMING, INC.
By:	Name: Edward J. Herbst Title: Chairman, CEO and President

By:	Name: Mary E. Higgins Title: Chief Financial Officer

(SEAL)

This is one of the Notes referred to
in the within-mentioned Indenture:

THE BANK OF NEW YORK,
as Trustee

By:	Authorized Signatory

[Back of Note]
10 3/4% Senior Secured Notes due 2008

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1) (a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

10 3/4% Series B Senior Secured Notes due 2008

        Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

        1.    Interest.    Herbst Gaming, Inc., a Nevada corporation (the "Company"), promises to pay interest on the principal amount of this Note at 10 3/4% per annum from August 24, 2001 until maturity and shall pay the Liquidated Damages payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Company will pay interest and Liquidated Damages semi-annually in arrears on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be March 1, 2002. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

        2.    Method of Payment.    The Company will pay interest on the Notes (except defaulted interest) and Liquidated Damages to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Liquidated Damages, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Liquidated Damages on, all Global Notes and all other Notes held by a Holder of at least $2.5 million in aggregate principal amount of Notes if such Holder shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        3.    Paying Agent and Registrar.    Initially, The Bank of New York, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

        4.    Indenture and Collateral Documents.    The Company issued the Notes under an Indenture dated as of August 24, 2001 ("Indenture") among the Company, the Subsidiary Guarantor and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the indenture shall govern and be controlling. The Notes are secured obligations of the Company limited to $170.0 million in aggregate principal amount, plus the aggregate principal amount of Additional Notes issued in accordance with the Indenture; provided, that the Company may only issue Additional Notes under the Indenture if at the time of such issuance the Fixed Charge Coverage Ratio for the Company's most recently ended full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Additional Notes are issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including the pro forma application of the net proceeds therefrom) as if the Additional Notes had been issued at the beginning of such four-quarter period. The Notes are secured by the collateral set forth in the Collateral Documents.

        5.    Optional Redemption.

        (a)  Except as set forth in subparagraph (b) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to September 1, 2005. On or after September 1, 2005, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2005	105.375%
2006	102.688%
2007 and thereafter	100.000%

        (b)  Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, prior to September 1, 2004, the Company may redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 110.75% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net proceeds of an Initial Public Offering by the Company; provided(i) that at least 65% of the aggregate principal amount of the Notes remain outstanding immediately after the occurrence of such redemption and that (ii) the redemption occurs within 45 days of the date of the closing of such Initial Public Offering.

        6.    Mandatory Disposition or Redemption Pursuant to Gaming Laws.

        If any Gaming Authority requires that a Holder or Beneficial Owner of Notes be licensed, qualified or found suitable under any applicable Gaming Law and such Holder or Beneficial Owner (i) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority or (ii) is denied such license or qualification or not found suitable the Company shall have the right, at its option (1) to require any such Holder or Beneficial Owner to dispose of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of the occurrence of the event described in clause (i) or (ii) above or (2) to redeem the Notes of such Holder or Beneficial Owner at a redemption price equal to the least of (x) the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability of such Gaming Authority (y) the price at which such Holder or Beneficial Owner acquired the Notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority; and (z) such other lesser amount as may be required by any Gaming Authority. The Company shall notify the Trustee in writing of any redemption pursuant to this Section 3.09 as soon as practicable.

        Immediately upon a determination by a Gaming Authority that a Holder or Beneficial Owner of the Notes will not be licensed, qualified or found suitable, the Holder or Beneficial Owner will, to the extent required by applicable law, have no further right (i) to exercise, directly or indirectly, through any trustee or nominee or any other person or entity, any right conferred by the Notes; or (ii) to receive any interest, dividend, economic interest or any other distributions or payments with respect to the Notes or any remuneration in any form with respect to the Notes from the Company, the Subsidiary Guarantors or the Trustee.

        The Holder or Beneficial Owner that is required to apply for a license, qualification or a finding of suitability shall pay all fees and costs of applying for and obtaining the license, qualification or finding of suitability and of any investigation by the applicable Gaming Authorities.

        7.    Mandatory Redemption.

        Except as set forth in paragraph 8 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

        8.    Repurchase at Option Holder.

        (a)  If there is a Change of Control, the Company shall be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 10 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

        (b)  If the Company or a Restricted Subsidiary consummates any Asset Sales, within five days of each date on which the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall commence an offer (an "Asset Sale Offer") to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, pursuant to Section 3.10 of the Indenture, to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture and the Collateral Documents. If the aggregate principal amount of Notes and such other Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness to be purchased on a pro rata basis based on the principal amount of the Notes and any other Indebtedness tendered. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes.

        (c)  If the Company or a Restricted Subsidiary experiences an Event of Loss and, within five days of each date on which the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, the Company shall commence an offer (an "Event of Loss Offer") to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of Events of Loss pursuant to Section 3.10 of the Indenture, to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Loss Proceeds at an offer price in cash in an amount equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. If any Excess Loss Proceeds remain after consummation of an Event of Loss Offer, the Company may use such Excess Loss Proceeds for any purpose not otherwise prohibited by this Indenture and the Collateral Documents. If the aggregate principal amount of Notes and such other Indebtedness surrendered by Holders thereof exceeds the amount of Excess Loss Proceeds, the Trustee shall select the Notes and such other Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and any other Indebtedness tendered. Holders of Notes that are the subject of an offer to purchase will receive an Event of Loss Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes.

        9.    Notice of Redemption.    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

        10.    Denominations, Transfer, Exchange.    The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

        11.    Persons Deemed Owners.    The registered Holder of a Note may be treated as its owner for all purposes.

        12.    Amendment, Supplement and Waiver.    Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and any existing default or compliance with any provision of the Indenture, the Notes, the Note Guarantees or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Notwithstanding the foregoing, any amendment to, or waiver of, the provisions of any of the Collateral Documents relating to Section 4.12 or Article 10 of the Indenture or any release, termination or reconveyance of any of the Collateral Documents or any of the Liens created or perfected thereby shall require the consent of the Holders of at least 66% in aggregate principal amount of the Notes then outstanding. Without the consent of any Holder of a Note, the Indenture, the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or Subsidiary Guarantor's obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for the Issuance of Additional Notes in accordance with the limitations set forth in the Indenture, to allow any Subsidiary Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes or to enter into additional or supplemental Collateral Documents.

        13.    Defaults and Remedies.    Events of Default include: (i) default for 30 days in the payment when due of interest or Liquidated Damages on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise, (iii) failure by the Company or any of its Restricted Subsidiaries to comply with Section 4.07, 4.09, 4.10, 4.19 or 5.01 of the Indenture; (iv) default or breach by the Company or any of its Restricted Subsidiaries of any material covenant, condition or agreement contained in the Collateral Documents; (v) failure by the Company for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with certain other agreements in the Indenture or the Notes; (vi) default under certain other agreements relating to Indebtedness of the Company which default is caused by a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, is $5.0 million or more in the aggregate; (vii) certain final judgments for the payment of money that remain undischarged for a period of 60 days; (viii) any of the Collateral Documents ceasing, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or the Company so asserting, or any security interest created, or purported to be created, by any of the Collateral

Documents ceasing to be enforceable and of the same effect and priority purported to be created thereby, (ix) except as permitted by the Indenture, any Note Guarantee being held in any judicial proceeding to be unenforceable or invalid or ceasing for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of a Subsidiary Guarantor, denying or disaffirming its obligations under its Guarantee; and (x) any representation or warranty made by the Company or any of its Restricted Subsidiaries in any Collateral Documents or that is contained in any certificate, document or financial or other statement furnished by any of them at any time or in connection with any such Collateral Document proving to have been inaccurate in any material respect on or as of the date made or deemed made; and (xi) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Collateral Documents, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

        14.    Trustee Dealings with Company.    The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

        15.    No Recourse Against Others.    No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or such Subsidiary Guarantor under the Notes, the Note Guarantees, this Indenture or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

        16.    Authentication.    This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

        17.    Abbreviations.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        18.    Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.    In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the A/B Exchange Registration Rights Agreement dated as of August 24, 2001, among the Company and the parties named on the signature pages thereof (the "Registration Rights Agreement").

        19.    CUSIP Numbers.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

        The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Herbst Gaming, Inc.
3440 West Russell Road
Las Vegas, Nevada 89118
Attention: Mary E. Higgins, Chief Financial Officer

Assignment Form

        To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: (Insert assignee's legal name)

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)
and irrevocably appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date:	Your Signature: (Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

        If you want to elect to have this Note purchased by the Company pursuant to Section 4.10, 4.15 or 4.19 of the Indenture, check the appropriate box below:

☐    Section 4.10        ☐    Section 4.15        ☐    Section 4.19

        If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10, Section 4.15 or section 4.19 of the Indenture, state the amount you elect to have purchased:

$

Date:	Your Signature: (Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

        * Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

        The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

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Exhibit 4.7